Exhibit 10.7

NON-STATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of January 20, 2009, between AngioDynamics, Inc., ("Company") and  Eamonn P. Hobbs ("Optionee"). Terms used herein have the same meaning as in the Company's 2004 Stock and Incentive Award Plan, as amended ("Plan").

1.
The Company hereby grants to Optionee a Non-Statutory Stock Option to purchase 75,000 shares (the “Shares”) of Common Stock pursuant and subject to the terms of the Plan, a copy of which has been delivered to Optionee and which is incorporated herein by reference.

2.
The option price per Share shall be the average of the high and low sale prices of Company stock on the date of grant (as reported by NASDAQ) or on the most prior day on which sales of Company stock were reported.

3.	The Option shall expire on January 31, 2010 unless earlier terminated.

4.
In the event that Optionee violates the terms of the non-compete provisions of his employment agreement with the Company, the Option shall immediately expire and Optionee shall have no rights hereunder.

5.
Except as provided hereinafter and in the Plan, the Option shall become exercisable on October 31, 2009, provided that the Optionee has remained in the continuous employ of the Company from the date of this Agreement. For purposes of this Agreement, service as a consultant or director of the Company shall be deemed to be employment by the Company.

Notwithstanding the foregoing, the Option shall be exercisable as to all Shares covered hereby upon a “Change in Control” (if the Option has not expired under Section 3, 4 or 7).

The Option may be exercised in accordance with the Plan prior to the expiration date (or earlier termination or cancellation date under Section 3, 4 or 7) at any time, and may be exercised in whole or in part as to the Shares then available for purchase.  This Option may be exercised only to acquire whole shares.  No fractional shares shall be issued, and an exercise that would otherwise result in the issuance of fractional shares shall be disregarded to the extent of the fraction.

6.	The Option shall not be transferable otherwise than by will or by the laws of descent and distribution and during the lifetime of Optionee shall be exercisable only by Optionee.

7.
In the event Optionee ceases to be employed by the Company for any reason other than death or disability, the Option may be exercised (if it has not expired under Sections 3 or 4 and is exercisable under Section 5), to the extent the Optionee is entitled to do so on the date of termination, only during the period ending three months from the date of such cessation.

Notwithstanding the foregoing, in the event the Optionee’s employment  is terminated for cause (as defined in the employment agreement between the parties) or Optionee’s consulting agreement is terminated by the Company for cause (as defined in the consulting agreement between the parties), the Option shall terminate at the time of such termination.

8.
In the event Optionee ceases to be employed by the Company by reason of death or disability, the Option may be fully exercised as to all Shares covered hereby (if it has not expired under Sections 3, 4 or 7 but regardless of whether it is exercisable under Section 5) only during the period ending one year from the date of such cessation.

9.	Nothing herein or in the Plan shall confer upon any employee of the Company any right to continue in the employment of the Company.

10.	The Option and the Plan are subject to adjustments, modifications and amendments as provided in the Plan.

11.	Subject to the Plan, this Agreement shall bind and inure to the benefit of the Company, Optionee and their respective successors, permitted assigns and personal representatives.

12.	This Agreement will be governed by and construed under the laws of Delaware.

13.
Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Albany County, New York in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Delware law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute and shall have the authority to award reasonable attorneys’

fees, costs and expenses to the party that substantially prevails. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective from the date first above written.

ANGIODYNAMICS, INC.

By:	/s/ Vincent A. Bucci
Vincent Bucci
Chairman of the Board of Directors

BY:	/s/ Eamonn P. Hobbs
Eamonn P. Hobbs